Exhibit 4.1
 Certain identified information has been excluded from the exhibit because it is both not material and is of the type that the Company treats as private or confidential. Double asterisks denote omissions.

NEITHER THIS WARRANT NOR THE SECURITIES THAT MAY BE ISSUED UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS WARRANT, AGREES FOR THE BENEFIT OF THE ISSUER THAT THIS WARRANT MAY NOT BE OFFERED, RESOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF BY THE HOLDER ABSENT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT EXCEPT (I) TO THE ISSUER OR A SUBSIDIARY THEREOF OR (II) PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NUWELLIS, INC.

COMMON STOCK WARRANT AGREEMENT

Underlying Shares: 1,289,081(subject to adjustment in accordance with Section 4)

Original Issue Date:

FOR VALUE RECEIVED, Nuwellis, Inc. a Delaware corporation (the “Company” or “Nuwellis”), hereby certifies that DaVita, Inc., a Delaware corporation (“Holder”) is, subject to the terms and conditions set forth in this Common Stock Warrant Agreement (the “Warrant”), entitled to purchase from the Company 1,289,081shares (subject to adjustment in accordance with Section 4) par value $0.0001 per share of the Company’s common stock (the “Common Stock”) (the “Underlying Shares”).

This Warrant is being entered into in connection with that certain Supply and Collaboration Agreement dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Supply Agreement”), by and between Nuwellis and the Holder. Defined terms used in this Warrant but not defined herein shall have the meanings given to them in the Supply Agreement. For the avoidance of doubt, whenever this Warrant references terms of, or provisions being in accordance with provisions of, the Supply Agreement, such terms and provisions of the Supply Agreement shall be deemed to be incorporated into this Warrant and be part hereof as though set forth herein.

1.           Definitions.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

“Change of Control” shall mean the purchase of all or substantially all of the assets or equity interests of the Company (or any successor entity) whether by reorganization, merger, sale of assets, or sale of equity interests other than: (i) a sale of the Company’s equity interests in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities; or (ii) as a result of the exercise of the Warrant.

“Convertible Securities” means any stock or other security of any kind (other than Options) that is at any time and under any circumstances, are directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“First Tranche Milestone Date” shall have the meaning set forth on Exhibit A.

“First Tranche Milestone Shares” shall have the meaning set forth on Exhibit A.

“Fourth Tranche Milestone Date” shall have the meaning set forth on Exhibit A.

“Fourth Tranche Milestone Shares” shall have the meaning set forth on Exhibit A.

“Milestone Dates” means, collectively, the First Tranche Milestone Date, the Second Tranche Milestone Date, the Third Tranche Milestone Date and the Fourth Tranche Milestone Date.

“Milestone Shares” means, collectively, the First Tranche Milestone Shares, the Second Tranche Milestone Shares, the Third Tranche Milestone Shares and the Fourth Tranche Milestone Shares.

“New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Options” means any rights, warrants or options of any kind to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

“Second Tranche Milestone Date” shall have the meaning set forth on Exhibit A.

“Second Tranche Milestone Shares” shall have the meaning set forth on Exhibit A.

“Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

“Third Tranche Milestone Date” shall have the meaning set forth on Exhibit A.

“Third Tranche Milestone Shares” shall have the meaning set forth on Exhibit A.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the Company’s transfer agent and registrar for the Common Stock, and any successor appointed in such capacity.

2.          Warrant Register. Company shall register ownership of this Warrant upon records to be maintained by the Company for that purpose, in the name of the record Holder (which shall include the initial Holder or, as the case may be, any assignee to which this Warrant is assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company shall pay any and all fees and expenses associated with the registration of the Warrant.

3.           Exercise of Warrant.

3.1           Exercise Price.  “Exercise Price” shall be equal to $3.2996 per share (the “Exercise Price”).

3.2           Vesting.

3.2.1           The First Tranche Milestone Shares shall vest on the occurrence of the First Tranche Milestone Date, and shall be exercisable in whole or in part at any time, and from time to time, on or after the First Tranche Milestone Date and on or before the fifth (5th) anniversary of the First Tranche Milestone Date.

3.2.2            the Second Tranche Milestone Shares shall vest on the occurrence of the Second Tranche Milestone Date, and shall be exercisable in whole or in part at any time, and from time to time, on or after the Second Tranche Milestone Date and on or before the fifth (5th) anniversary of the Second Tranche Milestone Date.

3.2.3          the Third Tranche Milestone Shares shall vest on the occurrence of the Third Tranche Milestone Date, and shall be exercisable in whole or in part at any time, and from time to time, on or after the Third Tranche Milestone Date and on or before the fifth (5th) anniversary of the Third Tranche Milestone Date.

3.2.4           the Fourth Tranche Milestone Shares shall vest on the occurrence of the Fourth Tranche Milestone Date, and shall be exercisable in whole or in part at any time, and from time to time, on or after the Fourth Tranche Milestone Date and on or before the fifth (5th) anniversary of the Fourth Tranche Milestone Date.

3.2.5          Notwithstanding the foregoing, any Milestone Dates that do not occur by the applicable date set forth on Exhibit A hereto shall nevertheless be deemed to have occurred upon the achievement of any subsequent Milestone by the applicable Milestone Date for such subsequent Milestone set forth on Exhibit A. For example, if the Second Tranche Milestone Date does not occur by the applicable date for the Second Tranche Milestone Date set forth on Exhibit A hereto, but the Third Tranche Milestone Date occurs by the applicable date for the Third Tranche Milestone Date set forth on Exhibit A, then the Second Tranche Milestone Date shall be deemed to have occurred on the Third Tranche Milestone Date, and the Second Tranche Milestone Shares (in addition to the Third Tranche Milestone Shares) shall be exercisable on or after the occurrence of the Third Tranche Milestone Date and on or before the fifth (5th) anniversary of the Third Tranche Milestone Date.

3.2.6          Notwithstanding anything in this Warrant to the contrary, in the event of (a) a Change of Control or (b) a Failure to Supply Event or other material breach of the Supply Agreement (each, a “Vesting Acceleration Event”), all Milestone Shares shall immediately vest and become exercisable in whole or in part, and from time to time, on or after such Vesting Acceleration Event and on or before the fifth (5th) anniversary of such Vesting Acceleration Event.

3.3           Exercise.

3.3.1          Exercise. This Warrant may be exercised, with respect to any vested shares, in accordance with Section 3.2 hereof, in whole or in part, by delivery to the Company of a duly executed PDF copy submitted by e-mail (or e-mail attachment) of the Notice of Exercise in the form attached hereto as Exhibit B (the “Notice of Exercise”). Within the earlier of (i) two (2) Trading Days or (ii) the number of Trading Days comprising the Standard Settlement Period following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank. The date on which such Exercise Notice and Exercise Price is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise form be required.  Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Underlying Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within five (5) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. The Holder and the Company shall maintain records showing the number of Underlying Shares purchased and the date of such purchases.

3.3.2            Issuance of Underlying Shares on Exercise. On or before the second (2nd) Trading Day following the date on which the Company has received such Exercise Notice and Exercise Price (or such earlier date as required pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or other applicable law, rule or regulation for the settlement of a trade of such Underlying Shares initiated on the applicable Exercise Date) (the “Warrant Share Delivery Date”), the Company shall cause the Underlying Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the Holder’s or its designee’s balance account with the Depository Trust Company through its Deposit or Withdrawal at Custodian System (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Underlying Shares to or resale of the Underlying Shares by the Holder or (B) the Underlying Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Underlying Shares to which Holder is entitled pursuant to such Notice of Exercise by the Warrant Share Delivery Date.

If the Transfer Agent is not participating in the DWAC system or such Underlying Shares are not eligible to be resold pursuant to Rule 144 or an effective registration statement, upon the request of the Holder, the Company shall credit such aggregate number of shares of the Common Stock to which the Holder is entitled pursuant to such Exercise Notice in book entry form with the Transfer Agent. Upon delivery of an Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Underlying Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Underlying Shares, provided that the payment of the Exercise Price was made. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) that may be payable with respect to the issuance and delivery of Underlying Shares upon exercise of this Warrant. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable.

3.3.3           Delivery of New Warrants Upon Exercise. If Holder exercises only a portion of the Underlying Shares eligible for exercise under this Warrant (i.e., the Warrant shall not have been exercised in full), the Company shall, at the time of issuance of such Underlying Shares for which the Warrant was exercised, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexercised Underlying Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant. The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder.

3.3.4            Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Underlying Shares pursuant to Section 3.4.2 by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

3.3.5           Failure to Timely Deliver Underlying Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Underlying Shares in accordance with the provisions of Section 3.3.2 above pursuant to an exercise on or before the Warrant Share Delivery Date (other than any such failure that is solely due to any action or inaction by the Holder with respect to such exercise), and if after such date the Holder is required by its broker to purchase, or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Underlying Shares the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the total purchase price (including brokerage commissions, if any) of the Buy-In exceeds (y) the amount obtained by multiplying (1) the number of Underlying Shares that the Company was required to deliver to the Holder in connection with such exercise by (2) the price at which the sell order giving rise to such Buy-In was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Underlying Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its delivery obligations hereunder. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

3.3.6           Conditional Exercise in Connection with Public Offering. Notwithstanding any other provision hereof, if an exercise of any portion of the Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

3.3.7           Limitations on Exercises. Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant, and the Holder shall not be entitled to exercise any portion of this Warrant to the extent that, after giving effect, or immediately prior, to such exercise, Holder and its Affiliates, and any other Persons acting as a group together with the Holder (the “Attribution Parties”), would beneficially own in excess of the Maximum Percentage (as defined below) (the “Beneficial Ownership Limitation”), or if at the time of such exercise, the exercise would violate, or would result in a violation by the Company, of any Nasdaq rule; provided, however, that the foregoing Beneficial Ownership Limitation shall not apply in the event the Company obtains stockholder approval for such exercise pursuant to any Nasdaq requirements.

(a)
For purposes of this Section 3.3.7, the aggregate number of shares of the Common Stock beneficially owned by the Holder, its Affiliates and the Attribution Parties shall include the shares of the Common Stock issuable upon such exercise of this Warrant with respect to which such determination is being made pursuant to this Section 3.3.7, but shall exclude the number of shares of the Common Stock which would be issuable upon (x) exercise of the remaining unexercised and non-cancelled portion of this Warrant by the Holder and (y) exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company that do not have voting power (including without limitation any securities of the Company which would entitle the holder thereof to acquire at any time shares of the Common Stock, including without limitation any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, shares of the Common Stock).

(b)
Except as set forth in the preceding paragraph or as otherwise set forth herein, for purposes of this Section 3.3.7, beneficial ownership and group status shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)
For purposes of this Warrant, in determining the number of outstanding shares of the Common Stock, the Holder may rely on the number of outstanding shares of the Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, as the case may be, filed with the Commission prior to the date hereof, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of the Common Stock outstanding.  Upon the written request of the Holder, the Company shall within three (3) Trading Days confirm in writing or by electronic mail to the Holder the number of shares of the Common Stock then outstanding.  In any case, the number of outstanding shares of the Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder since the date as of which such number of outstanding shares of the Common Stock was reported.

(d)
Maximum Percentage shall mean 19.99% of (i) the total number of issued and outstanding shares of the Common Stock immediately after giving effect to such exercise or (ii) the combined voting power of the securities of the Company beneficially owned by the Holder, its Affiliates and Attribution Parties then outstanding following such exercise.

(e)
Notwithstanding any of the limitations in Section 3.3.7, this Warrant shall be exercisable in full with respect to all Underlying Shares in connection with a Change of Control (excluding any Change of Control between the Company and the Holder); provided, however, that this sentence shall not be given effect to the extent it would conflict with the rules of Nasdaq or any similar rule of any stock exchange on which the Common Stock is listed at the relevant time.

4.           Adjustments.

4.1          Stock Dividends and Splits. If the Company (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case, without any further action by the parties hereto, the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall simultaneously be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 4.1 shall automatically become effective immediately after the effective date of the dividend, distribution, subdivision, combination or re-classification.

4.2          Notices of Changes in Warrant. Upon any adjustment of the Exercise Price, the Company shall give prompt written notice thereof to Holder (and in any event within two (2) Trading Days), which notice shall state the Exercise Price and a brief statement of the facts requiring such adjustment.

4.3         Rights Upon Distribution of Assets. In addition to any adjustments pursuant to Section 4 above, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the total number of shares of Underlying Stock under the Warrant (disregarding for this purpose any limitations or restrictions hereunder on the exercise of the Underlying Shares, including vesting restrictions on Milestone Shares) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

4.4          Change of Control.  If, at any time while any portion of this Warrant is outstanding, a Change of Control occurs, then following such Change of Control, the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Change of Control if it had been, immediately prior to such Change of Control, the holder of the number of Underlying Shares then issuable upon exercise in full of this Warrant with respect to all Underlying Shares, without regard to any vesting schedule or other limitations on exercise contained herein (the “Alternate Consideration”).  The Company shall not effect any Change of Control in which the Company is not the surviving entity or the Alternate Consideration includes securities of another Person unless prior to the consummation thereof, the successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company), as applicable, assumes the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder shall be entitled to receive, and the other obligations under this Warrant.  The provisions of this paragraph shall similarly apply to subsequent transactions analogous to a Change of Control. The Company shall provide the Holder with written notice of any contemplated Change of Control not less than ten (10) days prior to the effectiveness of such Change of Control.

4.5         Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

4.6         No Fractional Shares. Notwithstanding any provision contained in this Warrant to the contrary, the Company shall not issue fractional shares upon exercise. If, by reason of any adjustment made pursuant to this Section 4 or otherwise, the holder of the Warrant would be entitled, upon the exercise of the Warrant, to receive a fractional interest in a share of Common Stock, the Company shall, upon such exercise, round down to the nearest whole number the number of shares.

5.           Participation in Future Financing

5.1          The Company covenants and agrees that, from and after the Ultrafiltration Services Approval through the second anniversary of the Ultrafiltration Services Approval,  prior to any issuance by the Company of New Securities in any (x) offering pursuant to an effective registration statement or (y) private placement (each, a “Subsequent Financing”), the Holder shall have the right to purchase up to 19.9% of the New Securities offered in any such Subsequent Financing (the “Participation Maximum”), on the same terms, conditions and price provided for in the Subsequent Financing; provided, that, unless otherwise agreed in writing by the Company, the Participation Maximum (i) shall in no event exceed the Maximum Percentage and (ii) shall be reduced if and to the extent required (1) by the principal Trading Market in order for the Company to comply with the listing agreement for such Trading Market and (2) to ensure that the Holder’s beneficial ownership (as calculated pursuant to Section 3.3.7 hereof) does not exceed the Maximum Percentage.

5.2         As soon as practicable prior to a Subsequent Financing, the Company shall deliver to the Holder a written notice of its intention to effect a Subsequent Financing (and in any event, no later than two (2) Business Days following the earlier of the date the Company (a) proposes to another party or (b) receives a proposal from another party that includes any material terms associated with a Subsequent Financing) (a “Pre-Notice”), which Pre-Notice shall ask the Holder if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of the Holder, and only upon the request by the Holder, for a Subsequent Financing Notice, the Company shall promptly, but no later than two (2) Business Days after such request, deliver a Subsequent Financing Notice to the Holder. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing that are available at such time that the Subsequent Financing Notice is delivered (which shall include pricing of the securities only if known at such time), recognizing that if the Subsequent Financing is an offering pursuant to an effective registration statement, that there may be minimal details available at the time such Subsequent Financing Notice is delivered as terms will not be set until final pricing negotiations are conducted with the underwriter(s) or placement agent(s). If any material terms described in a Subsequent Financing Notice are updated, as evidenced by the Company delivering a written proposal to another party that includes such updated terms or the Company’s acceptance of a written proposal from another party that includes such updated terms, the Company shall promptly, but no later than two (2) Business Days after such delivery or acceptance of a written proposal including such updated terms, deliver an updated Subsequent Financing Notice to the Holder reflecting any such updated terms.

5.3          If (i) the Subsequent Financing is a private placement,  and the Holder desires to participate in such Subsequent Financing, it must provide written notice to the Company by not later than 5:30 p.m. (New York, New York time) on the third (3rd) Business Day following the date of its receipt of the most recent Subsequent Financing Notice (the “Participation Deadline”), stating the amount of the Holder’s participation, and that the Holder has such  funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice (such information, the “Participation Notice”). If the Company receives no Participation Notice from the Holder as of the Participation Deadline, the Holder shall be deemed to have notified the Company that it does not elect to participate in such Subsequent Financing on the terms described in such Subsequent Financing Notice, and the Company may effect the Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice without inclusion of the Holder; provided, however, that if at any time a Subsequent Financing Notice is delivered in connection with an update to any material terms contained in a prior Subsequent Financing Notice pursuant to Section 5.2, the Company shall have the opportunity to participate in such Subsequent Financing on such updated terms by complying with the provisions of this Section 5.3.  If the Subsequent Financing is an underwritten offering pursuant to an effective registration statement and the Holder desires to participate in such Subsequent Financing, it must provide a written notice to the Company by the Participation Deadline of its desire to participate in the Subsequent Financing and stating that it will be available to the underwriter(s)/placement agent(s) immediately after (and the same day as) the pricing of the Subsequent Financing (and the underwriter(s)/placement agent(s) shall provide at such time to the Holder the price terms of the Subsequent Financing) to provide the Participation Notice to the Company and underwriter(s)/placement agent(s) as promptly as practicable on the day of the pricing of the Subsequent Financing. If the Company and underwriter(s)/placement agent(s) receive no Participation Notice from the Holder on the day of the pricing of the Subsequent Financing (and the underwriter(s)/placement agent(s) have provided to the Holder the price terms of the Subsequent Financing), the Holder shall be deemed to have notified the Company that it does not elect to participate, and the Company may effect the Subsequent Financing on the terms negotiated with the underwriter(s)/placement agent(s) without inclusion of the Holder.

5.4          If the Holder provides a valid Participation Notice to the Company by the time specified in Section 5.5(c), the Company shall include the Holder as a participant in the Subsequent Financing, up to the lesser of (i) the amount that the Holder has specified in the Participation Notice and (ii) the Participation Maximum, as may be limited under Section 5.5(a), on the same terms and conditions applicable to the Person or Persons through or with whom such Subsequent Financing is proposed to be effected.

5.5          For the avoidance of doubt, this Section 5 shall not apply in respect of the offer, sale or issuance of any share of the Common Stock: (i) in connection with any equity incentive plan or employee benefit plan that is outstanding as of the Original Issue Date or subsequently approved by the Board of Directors of the Company; (ii) upon the conversion, exercise or exchange of any Options or other Convertible Securities outstanding as of the Original Issue Date or outstanding following the closing of any Subsequent Financing; (iii) in connection with bona fide strategic transactions, stock acquisitions, mergers, asset acquisitions, joint ventures or similar transactions approved by the Board of Directors of the Company occurring after the Closing Date in each case with non-affiliated third parties and otherwise on an arm’s-length basis;  provided, that,  the purpose of such issuance is not to raise capital; (iv) in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company or (v) any sales or issuances by the Company pursuant to an at-the-market program.

6.           Representations and Warranties of the Holder.

6.1          The Holder understands and agrees that the offering and issuance of the Warrant and the Underlying Shares has not been registered under the Securities Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein.

6.2          The Holder is acquiring the Warrant and the Underlying Shares upon the exercise of the Warrant for its own account for investment and not with a view toward distribution in a manner which would violate the Securities Act or any applicable state securities laws.

6.3         The Holder is not party to any agreement providing for or contemplating the distribution of the Warrant or any of the Underlying Shares.

6.4         The Holder, by reason of the business and financial experience of its management, has the capacity to protect its own interests in connection with the transactions contemplated by this Warrant and is capable of evaluating the merits and risks of the investment in the Warrant and the Underlying Shares. The Holder is able to bear the economic risk of an investment in the Warrant and the Underlying Shares and is able to sustain a loss of all of its investment in the Warrant and the Underlying Shares without economic hardship, if such a loss should occur.

6.5          The Holder is an “accredited investor” as that term is defined in Rule 501(a) under the Securities Act. The Holder has not taken any of the actions set forth in, and is not subject to, the disqualification provisions of Rule 506(d)(1) of the Securities Act.

6.6          The Holder has been given access to Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants, and representatives concerning the Company’s business, operations, financial condition, assets and liabilities. Holder understands that an investment in the Warrant and the Underlying Shares bears significant risk.

6.7          The Holder understands that the Warrant and the Underlying Shares, will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a private placement under Section 4(a)(2) of the Securities Act and that under such laws and applicable regulations the Underlying Shares may be resold without registration under the Securities Act only in certain limited circumstances.

6.8          The Holder acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act and under applicable state securities laws or an exemption from such registration is available. The Holder understands that the Company is under no obligation to register the Shares, except as provided in the Registration Rights Agreement entered into by and between the Company and the Holder on the Original Issue Date.   The Holder is aware of the provisions of Rule 144 under the Securities Act, which permit limited resale of securities purchased in a private placement.

6.9          The Holder has had the opportunity to review with the Holder’s own tax advisors the federal, state and local tax consequences of this investment, where applicable, and the transactions contemplated by the Warrant and the Underlying Shares. The Holder is relying solely on the Holder’s own determination as to tax consequences or the advice of such tax advisors and not on any statements or representations of the Company or any of its agents.

7.           Other Provisions Relating to Rights of the Holders of the Warrant.

7.1         Lost, Stolen, Mutilated, or Destroyed Warrants. If this Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their reasonable discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. In the case of a mutilated Warrant, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.2         Reservation of Underlying Shares. The Company covenants that, during the period any Underlying Shares are or may become issuable upon exercise of the Warrant, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of all Underlying Shares that are or may become issuable upon exercise of the Warrant. The Company will take all such action as may be necessary to ensure that such Underlying Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Underlying Shares which may become issuable upon the exercise of this Warrant will, upon such exercise and payment for such Underlying Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

7.3          Registration of the Underlying Shares. The Company shall file and maintain with the Commission a registration statement for the registration, under the Securities Act, of the Underlying Shares issuable upon exercise of the Warrant at such time and in the manner as provided for in the Registration Rights Agreement.

8.           Miscellaneous Provisions.

8.1          Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company (or its transfer agent) in respect of the issuance or delivery of Underlying Shares upon the exercise of the Warrant, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrant or such Underlying Shares.

8.2          Successors. All the covenants and provisions of this Warrant by or for the benefit of a party shall bind and inure to the benefit of its successors and assigns.

8.3           Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered, if delivered in person; (ii) on the fifth (5th) business day after dispatch by registered or certified mail; (iii) on the next business day if transmitted by national overnight courier; or (iv) the time of transmission, if such notice or communication is delivered via confirmed email prior to 5:30 P.M. New York City time, on a Trading Day or the Next Trading Date after the date of transmission, if such notice or communication is delivered via confirmed email on a day that is not a Trading Day or later than 5:30 P.M., New York City time, on any Trading Day, in each case as follows (or at such other address for a party as shall be specified by like notice):

If to the Company:

Nuwellis, Inc.
Attention: CEO
12988 Valley View Road
Eden Prairie, Minnesota 55344
Email: nestor.jaramillo@nuwellis.com

With copies to (which shall not constitute notice), to:

Honigman LLP
Attention: Phillip D. Torrence
650 Trade Centre Way, Suite 200
Kalamazoo, Michigan 49002-0402
ptorrence@honigman.com

If to the Holder:

DaVita, Inc.

Attn: Steve Phillips
2000 16th Street
Denver, Colorado 80202
With copies (which shall not constitute notice), to:

Freshfields Bruckhaus Deringer US LLP
Attention: Scott Blumenkranz
855 Main Street
Redwood City, CA 94063
Email: scott.blumenkranz@freshfields.com

8.4         All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any disput hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is imporper or is an inconveient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrent, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS WARRANT IS HEREBY WAIVED.

8.5        Persons Having Rights under this Warrant. Nothing in this Warrant shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holder of the Warrant any right, remedy, or claim under or by reason of this Warrant Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Warrant shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns.

8.6          Counterparts. This Warrant may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

8.7         Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant and shall not affect the interpretation thereof.

8.8          Amendments. All modifications or amendments shall require the written consent of the Company and the Holder. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. Waiver by the Holder of a breach of any provision of this Warrant will not operate as a waiver of any other or subsequent breach.

8.9          Severability. This Warrant shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Warrant or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Warrant a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A - Vesting Terms

Exhibit B - Notice of Exercise

Exhibit C - Legend

Signatures on the Following Page

IN WITNESS WHEREOF, the parties hereto have caused this Warrant to be duly executed as of the date first above written.

NUWELLIS, INC.

By:	/s/ Nestor Jaramillo, Jr.
Name:	Nestor Jaramillo, Jr.
Title:	Chief Executive Officer and President

DAVITA INC.

By:	/s/ Ray Follett
Name:	Ray Follett
Title:	Group Vice President

Signature Page to
Common Stock Warrant Agreement

EXHIBIT A

Vesting Terms

Underlying Share Tranches	Number of Underlying Shares (subject to adjustment as set forth in Section 4 of the Warrant)[2]	Vesting Schedule

“First Tranche Milestone Shares”	322,270
The date of the Company’s receipt of the Ultrafiltration Services Approval (as defined in the Supply Agreement) (the “First Tranche Milestone Date”); provided, however, that if the First Tranche Milestone Date does not occur within the timeframe specified in the Supply Agreement, the Warrant shall be cancelled.

“Second Tranche Milestone Shares”	322,270
The date of attainment by the Company of net revenue of [**] (the “Second Tranche Net Revenue Target”) in sales to DaVita under the Supply and Collaboration Agreement within twelve (12) months of the Ultrafiltration Services Approval (the “Second Tranche Milestone Date”).

“Third Tranche Milestone Shares”	322,270
The date of attainment by the Company of net revenue of [**] (the “Third Tranche Net Revenue Target”) in sales to DaVita under the Supply and Collaboration Agreement within twenty-four (24) months of the Ultrafiltration Services Approval (the “Third Tranche Milestone Date”).

“Fourth Tranche Milestone Shares”	322,271
The date of attainment by the Company of net revenue of [**] (the “Fourth Tranche Net Revenue Target”) in sales to DaVita under the Supply and Collaboration Agreement within thirty-six (36) months of the Ultrafiltration Services Approval (the “Fourth Tranche Milestone Date”).

2 Each tranche to reflect 25% of the total shares

EXHIBIT A-1

EXHIBIT B

Form of Notice of Exercise

(To Be Executed Upon Exercise of Warrant)

Ladies and Gentlemen:

(1)         The undersigned is the Holder of Warrant No. [__] (the “Warrant”) issued by Nuwellis, Inc., a Delaware corporation (the “Company”).  Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)          The undersigned hereby exercises its right to purchase ___________ Underlying Shares pursuant to the Warrant.

(3)          The Holder intends to pay the sum of $_________ in immediately available funds to the Company in accordance with the terms of the Warrant.

(4)         Pursuant to this Notice of Exercise, the Company shall deliver to the Holder Underlying Shares determined in accordance with the terms of the Warrant.

(5)          The undersigned hereby represents and warrants as follows:

(a)
The undersigned is acquiring such shares of Common Stock for its own account for investment and not for resale or with a view to distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”); and

(b)
the undersigned is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring the Warrant or such shares of Common Stock.

(Signature page follows)

EXHIBIT B-1

Dated:

Name of Holder:

By:

Name:

Title:

Address:

EXHIBIT B-2

EXHIBIT C

LEGEND

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

SECURITIES EVIDENCED HEREBY AND SHARES OF COMPANY COMMON STOCK ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

EXHIBIT C-1